FORM 4

 (   )  Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |---------------------|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(f) of the Investment
            Company Act of 1940
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1.  Name and Address of Reporting Person

        Hall                       Keith                         B.
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       (Last)                      (First)                    (Middle)

       11115 Rushmore Drive
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                                  (Street)

      Charlotte                      NC                          28277
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

   LendingTree, Inc.   "TREE"
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Year

     August, 2000
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5.  If Amendment, Date of Original (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    (  ) Director
    (  ) 10% Owner
    (XX) Officer (give title below)
    (  ) Other (specify title below)

          SVP, CFO, Treasurer
     ---------------------------------------------

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    (XX) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
      (i)  Common Stock
     (ii)  Common Stock
    (iii)  Common Stock
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2.  Transaction Date (Month/Day/Year)
      (i)  8/18/2000
     (ii)
    (iii)
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3.  Transaction Code (Instr. 8)
      (i)  P
     (ii)
    (iii)
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
      (i)  3,500 /  A   /  $6.3125
     (ii)
    (iii)
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5.  Amount of Securities Beneficially Owned at End of Month
    (Instr. 3 and 4)
      (i)  57,916
     (ii)  1,270
    (iii)  9,255
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
      (i)  D
     (ii)  I
    (iii)  I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
      (i)  N/A
     (ii)  By Self for Elaine L. Hall Trust
    (iii)  Issue
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
      (i)  Option
     (ii)  Option
    (iii)  Option
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2.  Conversion or Exercise Price of Derivative Security
      (i)  $4.72
     (ii)  $5.51
     (ii)  $9.25
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3.  Transaction Date (Month/Day/Year)

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4.  Transaction Code (Instr. 8)

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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)

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6.  Date Exercisable and Expiration Date (Month/Day/Year)
      (i)  03/14/99 (1)    06/14/09
     (ii)  09/01/99 (1)    09/01/09
     (ii)  01/06/00 (1)    01/06/10
     -----------------     --------------
     Date Exerciseable     Expiration Date
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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)
      (i)  Common Stock     76,200
     (ii)  Common Stock     25,840
    (iii)  Common Stock     38,100
    -------------------     --------------
          Title             Amount
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8.  Price of Derivative Securities (Instr. 5)

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9.  Number of Derivative Securities Beneficially Owned at End of Month
    (Instr. 4)
      (i)  76,200
     (ii)  25,840
    (iii)  38,100
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10. Ownership Form of Derivative Security:  Direct(D) or Indirect(I)
    (Instr. 4)
      (i)  D
     (ii)  D
    (iii)  D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
      (i)  N/A
     (ii)  N/A
    (iii)  N/A
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EXPLANATION OF RESPONSES:

(1) Vests over four years.


       /s/ Keith Hall                                  9/8/00
   -------------------------------------           ----------------
   **  SIGNATURE OF REPORTING PERSON                     DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.  SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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